Confidential treatment has been requested for certain omitted portions from this exhibit. Omissions are designated as ‘REDACTED’. A complete version of this exhibit has been filed with the Securities and Exchange Commission.

January 29, 2016

BBCN Bancorp, Inc.
3731 Wilshire Boulevard, Suite 1000
Los Angeles, CA 90010
Attn: Mr. Kevin S. Kim, Chairman

Dear Mr. Kim:

I am writing to express my strong disagreement with the Company's Report on Form 8-K that was filed on Wednesday to report my resignation from the Board. The Form 8-K stated that I resigned because I would not be recommended for re-election at the forthcoming Annual Meeting or for inclusion on the Board following the merger of Wilshire Bancorp into the Company. This was obviously done to create the false impression that I resigned for reasons other than the reasons set forth in my letter to you.

As you well know, and as I stated in the portion of that letter that was redacted in the Form 8-K, the Board was re-structured in 2014 REDACTED in recognition of the need for corporate governance reform. I was recruited to join the Board at that time because, as a director of a public company, it was thought that my experience and judgment would be of value to the Board and its shareholders. What I have found, however, is that, under your leadership, key principles of good corporate governance are often ignored. During my tenure on the Board, it became clear to me that I could not change this culture, so I resigned.

Your attempt to obscure these reasons in the Form 8-K and to falsely create an impression that I resigned for some other reason is symptomatic of the kind of conduct I found intolerable. Whether you or the Board agree with my statements does not change the reasons for my resignation. I also want to note that, contrary to the statement in the Form 8-K, the Company did not provide me with a copy of the filing, either before or after it was filed.

Sincerely,

/s/ C.K. Hong

C.K. Hong

CC: Independent Directors, BBCN